Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Investor Relations
(435) 655-6106

NUTRACEUTICAL ANNOUNCES RESIGNATION OF CFO

PARK CITY, Utah, April 13/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today announced that Leslie M. Brown, Jr. has resigned his position as Senior Vice President, Finance and Chief Financial Officer effective April 27, 2007.  Mr. Brown, who is leaving to pursue a new career opportunity, will remain an employee of Nutraceutical through his resignation date to assist with transition matters.

Nutraceutical indicated that Brown’s resignation will provide an opportunity for advancement to its two senior finance managers.  Cory J. McQueen, who has been with Nutraceutical since March 1995 and has served as Vice President and Controller since October 1997, has been promoted to the position of Vice President and Chief Financial Officer.  Andrew W. Seelos, who has been with Nutraceutical since March 1997 and is currently serving as Assistant Controller, has been promoted to the position of Assistant Vice President and Controller.

Bill Gay, chairman and chief executive officer, commented, “The Board of Directors, Management and I personally extend our best wishes for success to Les as he pursues an exciting new opportunity brought to him by a private equity firm.  All of us will miss his counsel and friendship over the last 12 years.  I have confidence in the ability of Cory and Andrew to lead our finance team, particularly given their in-depth knowledge of our financial reporting and corporate governance systems.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, Sunny Green®, Zand®, Natra-Bio®, BioAllers®, Herbs for KidsTM, Natural Sport®, Supplement Training Systems™, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences®, Life-flo®, Larénim®, AllVia™, Sayge Biosciences™ and Monarch Nutritional Laboratories™. Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2007 Nutraceutical Corporation.  All rights reserved.

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